Exhibit 99.1

Targacept Announces Negative Top-Line Results from Phase 2b Clinical Trial of TC-5619 in Schizophrenia

– Targacept to Host Conference Call to Discuss Results on Tuesday, December 17 at 8:45 a.m. –

Winston-Salem, NC – December 16, 2013 –Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics ™, today announced top-line results from a Phase 2b clinical trial of TC-5619 as an augmentation therapy for the treatment of negative symptoms of schizophrenia. In the trial, TC-5619 did not meet the primary outcome measure, change from baseline on the Scale for the Assessment of Negative Symptoms (SANS) after 24 weeks versus placebo. In addition, TC-5619 did not demonstrate improvement on the key secondary measures of cognitive function. TC-5619 exhibited a benign safety and tolerability profile in the study.

“The development of new and innovative treatments for patients suffering from central nervous system disorders is challenging, and the results of this study highlight the risks inherent in trying to address the unmet medical needs that remain in schizophrenia,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “While the results are disappointing, we believe the study was well conducted and provides a robust dataset upon which we have based our decision to not pursue further development of TC-5619 as a treatment for either schizophrenia or Alzheimer’s disease. We will focus our efforts on our other ongoing Phase 2b programs, TC-5214 for overactive bladder and TC-1734 for Alzheimer’s disease, continue forward with the planned development of TC-6499 for diabetic gastroparesis, and maintain our disciplined approach to executing our business plan which seeks to provide new medicines to improve patients’ lives.”

About the TC-5619 Phase 2b Clinical Trial

The double blind, placebo controlled Phase 2b clinical trial was conducted at 64 sites across Eastern Europe and the United States. In the trial, 477 patients meeting DSM-IV criteria for schizophrenia, with stable psychotic symptoms and taking an approved atypical antipsychotic medication (except clozapine) were randomized to receive either one of two doses of TC-5619 (5mg or 50mg) or placebo together with continued treatment with an atypical antipsychotic. The study included a four-week screening period, followed by a 24-week treatment period. The primary efficacy outcome measure was the SANS, and key secondary outcome measures were the CogState Schizophrenia Battery (composite score) and the University of California, San Diego Performance-Based Skills Assessment, Brief Version. Safety and tolerability were also measured.

Conference Call Information

Targacept management will conduct a conference call and audio webcast Tuesday, December 17, 2013 at 8:45 a.m. Eastern Time regarding top-line results from this study of TC-5619.

The conference call may be accessed by dialing 866.578.5771 for domestic participants and 617.213.8055 for international callers (reference passcode 82297511). A replay of the conference call may be accessed beginning approximately two hours after the event and continuing through December 31, 2013 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 96511688).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing an advanced clinical pipeline of NNR Therapeutics™ to treat patients suffering from serious nervous system and gastrointestinal/genitourinary diseases and disorders. Many diseases arise from abnormalities in signaling within and between the brain and other organ systems such as the bladder and the GI tract. Targacept’s NNR Therapeutics have the potential to normalize these signaling pathways to provide significant medical benefit. Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5214 or TC-1734; the effect of the outcomes of all or any one of the ongoing Phase 2b clinical trials on Targacept; the medical benefits of TC-5214, TC-6499, or TC-1734; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214, TC-6499, and TC-1734, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the start-up of clinical trial sites or the completion of subject enrollment or data analysis; investor perception of results from Targacept’s ongoing Phase 2b clinical trials and the prospects for the applicable product candidates and Targacept; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact

Alan Musso, SVP, Finance and Administration and CFO

Targacept, Inc.

Telephone: 336.480.2186

Email: alan.musso@targacept.com